Exhibit 99.1

ABERCROMBIE & FITCH CO. NAMES KRISTIN SCOTT PRESIDENT, GLOBAL BRANDS

New Albany, Ohio, November 29, 2018: Abercrombie & Fitch Co. (NYSE: ANF) today announced that Kristin Scott, currently Brand President of Hollister Co., has been appointed President, Global Brands, effective immediately. In this newly established role, Ms. Scott will be responsible for driving the growth of all Abercrombie & Fitch Co.’s brands globally, reporting to Fran Horowitz, Abercrombie & Fitch Co.'s Chief Executive Officer. Additionally, the Company has announced it has eliminated the individual brand president positions and that Stacia Andersen, Brand President of Abercrombie & Fitch and abercrombie kids, will be leaving the Company.

As part of this organizational change, the Company will combine the leadership of planning and inventory management into a cross-brand role, overseeing Abercrombie & Fitch adult and Hollister brands, reporting to Ms. Scott. With the aim of driving greater agility, consistency and efficiency across the global business, this change follows a streamlining of its stores management and operations organization, and several senior appointments in merchandising, marketing and design, made earlier in the year. Core customer-facing functions, including marketing and product development, remain in branded structures to ensure continuing closeness to each brand’s customers, and will report to Ms. Scott.

Fran Horowitz said: “With strong foundations in place across brands, our playbooks working, and a solid start to the holiday season, these organizational changes are part of the continuing transformation of our business to support our longer-term global growth ambitions.”

“We look forward to Kristin taking on this important new role. Her obsessive focus on the customer has been a critical factor in Hollister’s growing success. We are grateful to Stacia for the many contributions she has made to the Company, and the Abercrombie brands’ stabilization, and we wish her well for the future.”

Ms. Scott, 51, joined Abercrombie & Fitch Co. in 2016 as Brand President of Hollister. Prior to joining the Company, she held senior merchandising positions at Victoria’s Secret, Gap Outlet and Target Corporation. With her customer-centric approach and strategic vision, she has refined and driven consistent execution of Hollister’s ambitious business objectives, resulting in eight consecutive quarters of positive comparable sales for the brand.

Kristin Scott commented, “I look forward to working with both brands to ensure we anticipate and meet the evolving needs of our customers, while continuing to transform the business. We have strong brand teams in place, and I am excited to work closely with them and the leadership team to advance our global growth plans.”

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. (NYSE: ANF) is a leading, global specialty retailer of apparel and accessories for Men, Women and Kids through three renowned brands. For over 125 years, the iconic Abercrombie & Fitch brand has outfitted innovators, explorers and entrepreneurs. Today, the brand reflects the updated attitude of the 21 to 24-year old customer, while remaining true to its heritage of creating expertly crafted products with an effortless, American style. The Hollister brand epitomizes the liberating and carefree spirit of the endless California summer for the teen market. abercrombie kids creates smart, playful apparel for children ages 5-14, celebrating the wide-eyed wonder of childhood.

The Company operates over 850 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites www.abercrombie.com and www.hollisterco.com.

Investor & Media Contact:

Ian Bailey
Abercrombie & Fitch Co.
(614) 283-6192
Public_Relations@anfcorp.com